Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-193189, 333-170770 and 333-113797 on Form S-8 of our reports dated March 12, 2014, relating to the financial statements and financial statement schedule of Semiconductor Manufacturing International Corporation, and the effectiveness of Semiconductor Manufacturing International Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Semiconductor Manufacturing International Corporation for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu

Hong Kong

April 14, 2014